Exhibit 99.1

CCI Retains New Contractor/Consultant

Thursday April 19, 2:51 pm ET

NEW YORK, April 19 /PRNewswire-FirstCall/ -- Competitive Companies, Inc. CCI, Symbol (OTC Bulletin Board: CCOP - News) announced today that William Tomberlin has been retained by the organization as a contractor/consultant to immediately identify and develop both new revenue sources and to maximize efficiency for our existing revenue sources.

"Bill brings with him over 33 years' experience working in the cable television industry and has been directly involved in over 200 cable franchises during the initial franchise development" said CEO Henri Hornby. "His background in the industry and his association experience made him the perfect choice to move CCI to the next level. Contracting for several of the major cable companies, Bill Tomberlin came to be known as a quality contractor, meeting deadlines in a timely manner, once completing over 2500 miles of construction in three years. Of particular importance for CCI, Tomberlin built 25 rural cable systems in Kentucky and Tennessee, from the ground up, profitably serving previously underserved markets. Mr. Tomberlin succeeded in selling these companies for an all time record price on a per customer basis at the time of sale.

Competitive Companies is a Nevada corporation providing telephone, Cable TV and high-speed Internet service to over 3,000 people living in apartment complexes in California, Alabama and Mississippi. The Company is headquartered in Riverside, California.

Forward-Looking Statements

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